Exhibit 99.2
TerraForm Power Operating, LLC Announces Completion of Consent Solicitation
Bethesda, MD, August 11, 2017 (GLOBENEWSWIRE) – TerraForm Power, Inc. (Nasdaq: TERP) (the “Company”), an owner and operator of clean energy power plants, today announced that its subsidiary TerraForm Power Operating, LLC (“TerraForm Power”) has successfully completed the solicitation of consents (the “Consent Solicitation”) from holders of record as of 5:00 p.m., New York City time, on August 1, 2017 (the “Record Date”) of its 5.875% Senior Notes due 2023 (the “2023 Notes”) and its 6.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2023 Notes, the “Notes” and each, a “series of the Notes”) to obtain waivers (collectively, the “Waiver”) relating to certain Offer to Repurchase Covenants (as defined below) under the indenture dated as of January 28, 2015 (as supplemented, the “January 2015 Indenture”) with respect to the 2023 Notes, and the indenture dated as of July 17, 2015 (as supplemented, the “July 2015 Indenture” and, together with the January 2015 Indenture, the “Indentures”) with respect to the 2025 Notes, in each case among TerraForm Power, as issuer, the Guarantors party thereto and U.S. Bank National Association as trustee (the “Trustee”), and to effectuate certain amendments to the Indentures (the “Amendments”).
The Consent Solicitation received broad support from the holders of the respective Notes. As described in more detail below, under the terms of the Waiver, TerraForm Power will not be required to make an offer to repurchase the respective Notes pursuant to the covenants set forth in Section 4.15 of the January 2015 Indenture and Section 4.09 of the July 2015 Indenture (the “Offer to Repurchase Covenants”) with respect to any Change of Control (as defined in the Indentures) that may occur as a result of the transactions (collectively, the “Brookfield Sponsorship Transaction”) contemplated by the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, by and among the Company, Orion US Holdings 1 L.P. and BRE TERP Holdings Inc., as may be amended, supplemented or modified from time to time (the “Merger Agreement”), and the Ancillary Agreements (as defined in the Merger Agreement).
The Consent Solicitation expired at 5:00 p.m., New York City time, on Thursday, August 10, 2017, by which time TerraForm Power received validly delivered and unrevoked consents from the Holders (as defined in the Consent Solicitation Statement of TerraForm Power dated August 2, 2017) of a majority in aggregate principal amount of each series of the Notes outstanding as of the Record Date (with respect to the respective series of the Notes, the “Consenting Holders”), as reported by Global Bondholder Services Corporation, the Tabulation Agent. TerraForm Power paid, through the Tabulation Agent, to each Consenting Holder of the respective series of the Notes a consent fee (the “Consent Fee”) of $1.25 for each $1,000 principal amount of such series of the Notes for which such Holder delivered its consent. The Waiver became effective simultaneously upon the payment by TerraForm Power of the Consent Fee. The Waiver Effectiveness Date for purposes of the Consent Solicitation is 12:00 p.m., New York City time, on Friday, August 11, 2017.
In addition to the Waiver, TerraForm Power also received consents to effect, on the closing date of the Brookfield Sponsorship Transaction, certain Amendments, conditioned upon the occurrence of the Effective Time (in each case as used herein, as defined in the Merger Agreement). The Amendments would amend the definition of “Permitted Holder” under the Indentures (which is, in turn, referred to in the definition of “Change of Control” under the Indentures) to replace the references to “the Sponsor” therein with “Brookfield Asset Management Inc. (or its successors and assigns).” Subject to the occurrence of the Effective Time, TerraForm Power will be obligated to effect the Amendments with respect to each series of the Notes and pay each Consenting Holder of such series of the Notes a success fee (the “Success Fee”) of $1.25 for each $1,000 principal amount of each series of the Notes for which such Consenting Holder delivered its consent. In the event the Brookfield Sponsorship Transaction is not completed for any reason, TerraForm Power will be under no obligation to effect the Amendments or pay the Success Fee.

About TerraForm Power
TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.
Contacts:
Investors:
Brett Prior
TerraForm Power
investors@terraform.com

Media:
Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449